                                               Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
ASTA FUNDING, INC.

First:          The name of the Corporation is ASTA FUNDING, INC (hereinafter the “Corporation”).

Second:     The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100 City of Dover, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

Third:        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

Fourth:     The total number of shares of stock which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, par value one cent ($.01) per share.

Fifth:         The name and mailing address of the Sole Incorporator is as follows:

Name	Mailing Address

Madeline A. Stirber	250 Park Avenue New York, NY 10177

Sixth:     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)     The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)     The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)     No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL shall hereafter be amended so as to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the GCL, as then amended. Any repeal or modification of this Article SIXTH (4) by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)     The directors of the Corporation in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or ratified by the vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(6)     In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

Seventh:     (a) The Corporation shall indemnify and hold harmless each director and officer of the Corporation and all of such directors and officers to the fullest extent permitted by the GCL as the same currently exists or may hereafter be amended.

(b)     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding brought by any party other than the Corporation against any such officer, director or any person who has ceased to serve as such, in respect of any such person’s acts or actions in his official capacity with the Corporation, shall be advanced by the Corporation poor to final disposition of the action.

(c)     The indemnification and advancement of expenses provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification to the fullest extent permitted by the GCL as the same currently exists or may hereafter be amended.

Eighth:     Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Ninth:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2 day of August, 1995.

/s/ Madeline A. Stirber
Madeline A. Stirber, Sole Incorporator